EXHIBIT 10.5
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE
STOCK PURCHASE AND OPTION AGREEMENT
This STOCK PURCHASE AND OPTION AGREEMENT (this “Agreement”), is made and entered as of December 29, 2023 (the “Execution Date”), by and between (i) TPC INVESTMENTS II LP, a Delaware limited partnership, TPC INVESTMENTS III LP, a Delaware limited partnership, TPC INVESTMENTS SOLUTIONS LLC, a Delaware limited liability company, and TPC INVESTMENTS SOLUTIONS CO-INVEST LP, a Delaware limited partnership, (each, an “Investor” and collectively, the “Investors”) and (ii) IMMUNITYBIO, INC., a Delaware corporation (the “Company”). The Investors and the Company are referred to herein, collectively, as the “Parties” and each, individually, as a “Party”.
RECITALS
WHEREAS, contemporaneously with the execution of this Agreement, each of the Parties (or their respective Affiliates (as defined in the Revenue Interest Purchase Agreement)) have executed that certain Revenue Interest Purchase Agreement with each of the other signatories thereto (the “Revenue Interest Purchase Agreement”); and
WHEREAS, in consideration of and in connection with the Revenue Interest Purchase Agreement, the Company and the Investors desire to sell and purchase shares of the Company’s common stock (“Common Stock”) and the Company desires to grant to the Investors the right to purchase additional shares of Common Stock, pursuant to the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the covenants set forth herein, the Parties agree as follows:
Section 1Purchase and Sale of Shares.
(a)Subject to the terms and conditions of this Agreement, each Investor agrees to purchase, and the Company agrees to sell and issue to each Investor, at the Closing (as defined below) that number of shares of Common Stock set forth opposite each Investor’s name on Exhibit A, at a purchase price of $4.1103 per share. The shares of Common Stock issued to the Investors at the Closing or pursuant to any exercise of the Option (as defined below) shall be referred to in this Agreement as the “Shares.”
(b)The purchase and sale of Shares at the Closing shall take place remotely via the exchange of documents and signatures, on the date of this Agreement at such time as is mutually agreed upon, orally or in writing, by the Company and the Investors (which time and place are designated as the “Closing”).
(c)At the Closing, the Company shall deliver to each Investor a certificate or evidence of book-entry position (as determined by such Investor) with the Company’s transfer agent representing the Shares being purchased by such Investor at the Closing against payment of the purchase price therefor by wire transfer to an account designated by the Company in immediately available funds.
Section 2Grant of Option.
(a)The Company hereby grants to each of the Investors, or its registered assigns (each, a “Holder”), the right to purchase at any time and from time to time after the Closing and on or prior to the expiration date set forth in Section 2(b) (such purchase right, the “Option”) up to a number of newly issued Shares equal to an aggregate of $10,000,000 (the “Total Option Amount”) divided by the Exercise Price (as defined in Section 3(a)); provided, however, a Holder or the Holders may not partially exercise the Option for a dollar amount of Shares that is less than $5,000,000 unless (a) such lesser amount is necessary to prevent such Holder or Holders from acquiring a number of shares of Common Stock that would exceed the Maximum Percentage (as defined in Section 7(e) below) or (b) it is the final exercise and such final exercise is for the remaining, unexercised portion of the Total Option Amount. For the avoidance of doubt, the maximum aggregate number of Shares that can be purchased pursuant to the Option by all Holders is that number of Shares issuable for an aggregate Exercise Price for all Holders of approximately $10,000,000, subject to the terms and conditions set forth herein.
(b)The Option shall be exercisable by the Holders at any time after the Closing and from time to time until exercised in full until the earlier of (as applicable, the “Option Term”) (i) the close of business on December 31, 2028 and (ii) the closing date of a Corporate Reorganization. As used herein, “Corporate Reorganization” shall mean any (i) merger, consolidation or reorganization or other similar transaction or series of related transactions which results in the holders of the voting securities of the Company outstanding immediately prior thereto representing the owners, either directly or indirectly, of 50% or less of the combined voting power of the voting securities of and economic interests in the Company or such surviving or acquiring entity outstanding immediately after such merger, consolidation or reorganization; (ii) the distribution of assets (by any method) to the holders of the Company’s equity securities following the completion of a sale, lease, exclusive license, transfer, conveyance or other disposition of all or substantially all of the assets of the Company; or (iii) sale of shares of equity securities of the Company by then-existing stockholders of the Company, in a single transaction or series of related transactions to a single person or entity, representing at least 50% of the voting power of the voting securities of and economic interests in the Company; provided, that with respect to subsections (i) and (iii) hereof, options and value appreciation or similar rights shall be excluded from such calculations for all purposes. The Company shall notify the Holders in writing at least 21 days’ prior to the closing of (or, in the case of subsection (ii) above, the record date for being entitled to participate in the distribution of assets) any Corporate Reorganization, which notice may be satisfied pursuant to Section 8 or pursuant to the Company’s filing of a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (the “Securities and Exchange Commission” or “SEC”).
(c)The Option is exercisable by the Holders by delivery of the notice of exercise attached as Exhibit B hereto (the “Notice of Exercise”) together with an amount equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) the Exercise Price (the “Exercise Amount”), paid by wire transfer to an account designated by the Company in immediately available funds.
(d)Upon delivery of the Notice of Exercise to the Company at its address for notice set forth in Section 8 and upon payment of the Exercise Amount for the Shares being purchased, the Company shall promptly issue and deliver to the applicable Holder (or its designee) a certificate or evidence of book-entry position with the Company’s transfer agent (“book-entry position”), as determined by such Holder, for the Shares issuable upon such exercise, such delivery to be made promptly, but in any case within two (2) Business Days (as defined in Section 3(b)) of the Date of Exercise (as defined below), or such fewer number of Business Days comprising the Standard Settlement Period (as defined below in Section 4(d)) (the “Share Delivery Date”). In lieu of delivery of a certificate or book-entry position and subject to applicable law, a Holder may direct the Company by written notice to have the Shares deposited in an account designated by such Holder; provided, however, that such Holder demonstrates compliance with applicable securities laws in connection with any such notice (subject to Section 4(d)). Any person so designated by a Holder to receive Shares shall be deemed to have become holder of record of such Shares and shall be treated as a stockholder of the Company for all purposes as of the Date of Exercise of the Option. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Business Days, on the primary trading market or exchange for the Common Stock. As used in this Agreement, a “Date of Exercise” means the date on which the Holder shall have delivered to the Company (i) the Notice of Exercise attached hereto, appropriately completed and duly signed and (ii) payment of the Exercise Amount for the Shares being purchased.
i.If the Company fails to deliver the Shares pursuant to Section 2(d) by the Share Delivery Date, then the applicable Holder will have the right to rescind such exercise.
ii.In addition to any other rights available to the Holders, if the Company fails to deliver the Shares in accordance with the provisions of Section 2(d) above pursuant to an exercise on or before the Share Delivery Date, and if after such date the applicable Holder is required by its broker to purchase (in an open market transaction or otherwise) or such Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Shares which such Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Option and equivalent amount of Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of the Option for Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the

Company’s failure to timely deliver Shares upon exercise of the Option as required pursuant to the terms hereof.
(e)No fractional Shares will be issued in connection with any exercise of the Option.
(f)Issuance and delivery of the Shares upon exercise of the Option shall be made without charge to the applicable Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense in respect of such issuance, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any capital gains tax or income tax that may be imposed on such Holder; provided further that if Shares are to be registered in a name or names other than the name of the applicable Holder, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by such Holder.
(g)If this Agreement is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Agreement, a New Option (as defined in Section 4(b)), but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a New Option under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.
Section 3Exercise Price.
(a)In the event a Holder exercises the Option, the purchase price per share at which such Holder shall be required to purchase the Shares (the “Exercise Price”) shall be equal to the trailing 30-day volume-weighted average price of the Common Stock (as reported by Bloomberg L.P., based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)) measured from the date the Notice of Exercise is delivered to the Company; provided, however, that if the number of Shares to be purchased pursuant to the relevant Notice of Exercise, together with all prior issuances of Shares pursuant to this Agreement, is greater than 132,911,740 Shares, then the weighted-average purchase price of all Shares previously purchased and to be purchased pursuant to the current Notice of Exercise must not be less than $4.712 (the “Minimum Price”) and if necessary to achieve the Minimum Price the Holder may proceed with the exercise of the Option that is subject to the current Notice of Exercise by increasing the Exercise Price for such current exercise to a price that results in either (i) the total number of Shares to be purchased pursuant to the Notice of Exercise, plus all previously issued Shares, being fewer than 132,911,740 Shares or (ii) the weighted-average purchase price of all Shares purchased under the Agreement to be not less than the Minimum Price.
Section 4Registration of Option; Transfers.
(a)The Company shall register the Option in a record to be maintained by the Company for that purpose (the “Option Register”) in the name of the Holders. The Company may deem and treat the Holders, collectively, as the absolute owners hereof for the purpose of any exercise hereof and for all other purposes, absent actual notice to the contrary.
(b)Subject to Section 10 and compliance with the relevant securities laws, this Agreement may be transferred in its entirety and not in part and the Company shall register such transfer of the Option in the Option Register, upon surrender of this Agreement, together with the Form of Assignment attached hereto as Exhibit C, duly completed and signed, to the Company at its address for notice set forth in Section 7. Upon any such transfer, a new Option to purchase Shares, in substantially the form of this Agreement (any such new Agreement, a “New Option”), shall be issued to the transferee. The acceptance of the New Option by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of the Option.
(c)The Option and the Shares may only be disposed of or otherwise transferred in compliance with state and federal securities laws.
(d)Each certificate or book-entry position for Shares issued upon exercise of the Option shall bear the following legend, unless at the time of exercise such Shares (1) are registered for resale under the Securities Act of 1933, as amended (the “Securities Act”) and are sold pursuant to the Plan of Distribution set forth in the registration statement relating thereto, or (2) have been sold pursuant to Rule 144 of the Securities Act or another exemption from the registration requirements of the Securities Act that would permit the removal of the legend set forth below:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.
Any certificate or book-entry position for Shares issued at any time in exchange or substitution for any certificate bearing such legend or to be issued in connection with a request made by a Holder pursuant to the first paragraph of this Section 4(d) (unless at that time such Shares are registered for resale under the Securities Act and are sold pursuant to the Plan of Distribution set forth in the registration statement relating thereto or are being sold under Rule 144 of the Securities Act) shall also bear such legend unless, in the written opinion of counsel selected by a Holder (who may be an employee of such Holder) which counsel and opinion shall be acceptable to the Company, the Shares represented thereby need no longer be subject to restrictions on resale under the Securities Act.
With respect to any Shares bearing a restrictive legend, the Company agrees that following such time as the restrictive legend is no longer required because the Shares (1) are registered for resale under the Securities Act and have been sold pursuant to the Plan of Distribution set forth in the registration statement relating thereto, (2) can be sold pursuant to Rule 144(b)(1) of the Securities Act without regard to the requirements in paragraph (c)(1) of Rule 144 of the Securities Act, or (3) have been sold pursuant to Rule 144 of the Securities Act or another exemption from the registration requirements of the Securities Act that would permit the removal of the legend set forth above, upon the applicable Holder’s written request the Company shall deliver a certificate or book-entry position representing such Shares that is free from all restrictive and other legends or, at such Holder’s election, deliver such Shares to an account designated by such Holder. In connection with any request by a Holder that any Shares not bear a restrictive legend, Holder shall promptly provide such additional information or certificates that the Company may reasonably deem necessary to remove the restrictive legend or issue the Shares without restrictive legend; provided, however, that in connection with any sale of Shares pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 under the Securities Act, Holder shall not be required to provide anything pursuant to this sentence other than (i) a confirmation that such Shares have been sold pursuant to the Plan of Distribution section of such registration statement or (ii) if the Shares have been sold pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act, a certificate reasonably satisfactory to the Company setting forth customary non-affiliate representations to support the delivery of a legal opinion to the Company's transfer agent (a “Rule 144 Certificate”), provided, however, that if Holder does not have a representative serving as a director on the Company’s Board of Directors and Holder confirms to the Company in writing that it does not hold any shares of Common Stock or securities convertible into Common Stock other than the Option or any shares of Common Stock issued pursuant to the Option, then no such Rule 144 Certificate will be required.
In the event the Company is obligated to deliver Shares to a Holder without restrictive legend pursuant to this Agreement, the Company will, no later than the later of (A) the earlier of (i) two (2) Business Days and (ii) the number of Business Days comprising the Standard Settlement Period following the request by the Holder to deliver Shares without restrictive legend pursuant to this Section 4(d) and (B) if Holder is required to deliver a Rule 144 Certificate pursuant to the immediately preceding paragraph, the date Holder delivers a Rule 144 Certificate to the Company (such date, the “Legend Removal Date”), deliver or cause to be delivered to such Holder a certificate or book-entry position representing such Shares that is free from all restrictive and other legends or, at such Holder’s election, deliver such Shares to an account designated by such Holder. Notwithstanding anything to the contrary set forth herein, in the event the Holder has been issued a certificate representing Shares that bears a restrictive legend and the Holder submits a request to have the legends from such certificate removed in accordance with this Section 4(d), then the Legend Removal Date shall be the later of (i) the time specified in the definition above and (ii) the date Holder delivers the certificate representing the relevant Shares to the Company or its transfer agent, or, if the certificate has been lost, delivers an executed affidavit of loss to the Company or its transfer agent.
In addition to such Holder’s other available remedies, if the Company fails to deliver unlegended Shares to the Holder by the Legend Removal Date as required by this Section 4(d), the Company shall pay to the Holder, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of Shares (based on the volume-weighted average price of the Common Stock on the Nasdaq Stock Market or other domestic securities exchange on which the Common Stock may at the time be listed on the date Holder requests pursuant to this Section 4(d) that such unlegended Shares be delivered) subject to the request, $10 per Business Day (increasing to $20 per Business Day on the third Business Day after the Legend Removal Date) for each Business Day after the Legend Removal Date until such certificate or book-entry position is delivered without a restrictive or other legend or such Shares are delivered to an account designated by the Holder and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to the Holder by the Legend Removal Date a certificate or book-entry position representing the Shares to be delivered to such Holder that is free from all restrictive and other legends or to deliver Shares to an account designated by such Holder and (b) if after the Legend Removal Date such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of Shares that such Holder anticipated receiving from the Company without any restrictive legend, then an amount equal to the excess of such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy- In Price”) over the product of (A) such number of Shares that the Company was required to deliver to Holder by the Legend Removal Date multiplied by (B) the lowest closing sale price of the Common Stock on any Business Day during the period commencing on the date of such Holder’s request to the Company to deliver the applicable Shares (or, if applicable, the date such Holder delivers to the Company or its transfer agent the certificate representing the applicable Shares) and ending on the date of such delivery and payment under this paragraph.
Section 5Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors and Holders as of the Execution Date, the Closing and each Date of Exercise (with the exception of clause (d) below, which shall only be as of the Execution Date and the Closing Date) that:
(a)The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties; and
(b)This Agreement has been duly authorized, validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting the enforcement of creditors’ rights generally or (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
(c)The Shares have been duly reserved for issuance and when issued, sold and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws (subject to the terms of this Agreement) and liens or encumbrances created by or imposed by an Investor or Holder (if any).
(d)Except as otherwise disclosed to the Investors and Holders or sales in connection with the payment or withholding of income taxes due to the vesting/settlement of equity awards, the Company is not aware of any pending, planned or contemplated significant sale or other disposition of shares of Common Stock by any of the Company’s Affiliates, including any of its Section 16 officers and directors and their family members or Affiliates.
Section 6Representations and Warranties of the Holders. Each of the Holders hereby represents and warrants to the Company as of the Execution Date, the Closing and each Date of Exercise that:
(a)(i) It is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and it is acquiring the Option and the Shares for its own account for investment purposes and not with the view to any sale or distribution, (ii) it will not offer, sell or otherwise dispose of the Option or the Shares except under circumstances as will not result in a violation of applicable securities laws, (iii) it has had such opportunity as it has deemed adequate to ask questions of the Company and its representatives and to otherwise obtain from the Company such information regarding the Company, along with copies of all information from the Company that it deems necessary to permit it to evaluate the merits of accepting the Option, (iv) it has such knowledge, sophistication and experience in business and financial matters to be able to evaluate the merits, risks and other considerations relating to the acquisition of the Option; and (v) it understands and acknowledges that the Option involves a high degree of risk; and

(b)It understands that the Shares will not be registered under the Securities Act at the time of issuance, that the Shares will be “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, it must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.
Section 7Covenants of the Parties.
(a)The Company will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved shares of Common Stock, solely for the purpose of enabling it to issue the Shares upon exercise of the Option, the number of shares of Common Stock that would be likely be issued and delivered upon the exercise of the Option at such time, such shares to be free from preemptive rights or any other contingent purchase rights of persons other than the Holders.
(b)The Company covenants that the Shares, when issued, sold and delivered in accordance with the terms set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than applicable state and federal securities laws and liens or encumbrances created by or imposed by the Holders.
(c)The Company shall use its reasonable best efforts to cause the Shares to be admitted for trading on each securities exchange on which the Common Stock is listed on the date hereof and the Date of Exercise or, if the Common Stock is not then listed, take such actions to cause the Shares to be eligible to be traded on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such date.
(d)The Holders and the Company shall each take all actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.
(e)The Company shall not knowingly effect the exercise of the Option, and a Holder shall not have the right to exercise the Option, to the extent that, after giving effect to such exercise, such Holder (together with its Affiliates) would beneficially own in excess of 9.9% of the Common Stock outstanding immediately after giving effect to such exercise (or such higher or lower amount as such Holder may specify with at least 61 days’ written notice to the Company, but which in no event may exceed 19.9% of the Common Stock outstanding immediately after giving effect to such exercise) (as applicable, the “Maximum Percentage”). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by a Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of the Option with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Holder and its Affiliates (including, without limitation, any convertible notes or convertible shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 7(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of the Option, in determining the number of outstanding shares of Common Stock, the Holders may rely on the number of outstanding shares of Common Stock as reflected in the most recent of (i) the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q or other public filing with the Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of a Holder, the Company shall promptly (and no later than two (2) Business Days following such request) confirm to such Holder the number of shares of Common Stock then outstanding. Furthermore, upon the written request of the Company, each Holder shall confirm to the Company its then current beneficial ownership with respect to the Company’s Common Stock.
(f)The Company shall prepare and file with the Securities and Exchange Commission after the Execution Date a shelf registration statement under the Securities Act which covers, permits, and allows for the resale by the Holders (or any of the Holders’ assigns pursuant to this Agreement, and together with the Holders, each an “Investor Party”), on a delayed or continuous basis and pursuant to the plan or method of distribution elected by the Investor Party, of the Shares (including the Shares issued and issuable to the Investor Parties upon the exercise of the Option) and names such Investor Parties as the selling stockholders of such Shares (the “Registration Statement”). Prior to the filing of the Registration Statement, if requested by the Company, the Investors shall notify the Company the allocation of the shares to be issued upon exercise of the Option amongst the Holders (it being agreed that nothing herein shall restrict the Investors from reallocating the Option amongst the Holders from time to time). The Company shall cause such Registration Statement to be declared effective (or become automatically effective) by the SEC no later than May 15, 2024, provided however, that if the SEC decides to review the Registration Statement then the Company shall have until June 30, 2024 for it to become effective. The Company shall maintain the effectiveness of the Registration Statement until the earliest of (i) two years following the expiration of the Option Term and (ii) the closing of a Corporate Reorganization. Each Investor Party shall promptly provide such information as may reasonably be requested by the Company, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of the Shares for resale under the Securities Act and in connection with the Company’s obligation to comply with federal and applicable state securities laws. The Company shall cooperate with the Investor Parties to file, maintain, and make effective such Registration Statement and shall cooperate with each of the Investor Parties to facilitate the sale of the Shares by the Investor Parties pursuant to the Registration Statement. At any time upon the written request from an Investor Party (a “Shelf Takedown Request”) to the Company to effect a resale of all of a portion of such Investor Party’s Shares registered under the Registration Statement, the Company shall file a prospectus supplement as soon as practicable to add, amend and supplement the prospectus as contained in the Registration Statement as necessary for such purpose. There is no limit on the number of the Shelf Takedown Requests the Investor Party may make. In the event that the Registration Statement is no longer effective or may otherwise not be used by the Investor Parties to sell such Shares (except pursuant to a permitted Suspension Event, as defined in Section 7(h)), the Company shall promptly file a new Registration Statement (or a post-effective amendment thereto, including any prospectus supplements to the applicable prospectus contained in the new Registration Statement or the post-effective amendment) that permits the resale of such Shares by the Investor Parties and shall cause such Registration Statement (or post-effective amendment) to be effective as soon as reasonable practicable after filing and to remain effective pursuant to the terms of this provision set forth above. The Registration Statement shall be on Form S-3, if the Company is eligible to use such form, and the Company shall use its commercially reasonable efforts to qualify and remain qualified to register the offer and sale of securities under the Securities Act pursuant to a Registration Statement on Form S-3 or any successor form thereto.
(g)The Company agrees that, in the event that (i) the Registration Statement has not been declared effective by the SEC by May 15, 2024 or (ii) after such Registration Statement is declared effective by the SEC, is suspended by the Company or ceases to remain continuously effective as to all Shares for which it is required to be effective, other than, in each case, within the time period(s) permitted by Section 7(h) (each such event referred to in clauses (i), (ii) and (iii), a “Registration Default”), for more than 20 consecutive days or more than 40 days in any period of 360 days during which the Registration Default remains uncured, the Company shall pay to each Holder the greater of (a) 1.0% of the dollar amount of all Shares purchased under this Agreement and (b) 1.0% of $15,000,000, for each 30-day period (a “Penalty Period”) (provided the payment amount shall increase by 1.0% of the applicable foregoing amount for each subsequent 30-day period following the initial 30-day period), or pro rata for any portion thereof, during which the Registration Default remains uncured; provided, however, that if a Holder fails to provide the Company with any information that is required to be provided in such Registration Statement with respect to such Holder as set forth herein, then the commencement of the Penalty Period described above shall be extended until two (2) Business Days following the later of (1) the date of receipt by the Company of such required information and (2) the later of (A) the date on which Company no longer has stale financial statements and (B) the deadline under the Exchange Act for filing financial statements for the relevant fiscal period with the SEC; and provided, further, that in no event shall the Company be required hereunder to pay to any Holder pursuant to this Agreement more than the greater of (a) 3.0% of the dollar amount of all Shares purchased under this Agreement and (b) 3.0% of $15,000,000, in any Penalty Period and in no event shall the Company be required hereunder to pay to any Holder pursuant to this Agreement an aggregate amount that exceeds the greater of (a) 10.0% of the dollar amount of all Shares purchased under this Agreement and (b) 10.0% of $15,000,000. The Company shall deliver said cash payment to the applicable Holder by the fifth Business Day after the end of such Penalty Period.
(h)Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement, and from time to time require an Investor Party not to sell under the Registration Statement or suspend the use of any such Registration Statement, if the board of directors of the Company determines in good faith that either in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, that, (i) the Company shall not so delay filing or so suspend the use of the Registration Statement on more than two occasions or for a period of more than 45 consecutive days or more than a total of 60 calendar days, in each case in any 360-day period and (ii) the Company shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor Parties of such securities as soon as practicable thereafter.
(i)Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company) of the happening of a Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Investor Party agrees that (1) it will immediately discontinue offers and sales of the Shares under the Registration

Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Investor Parties receive copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post- effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by the Company except (A) for disclosure to the Investor’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law or subpoena.
(j)The Company may request from each Investor Party such additional information as the Company may deem necessary to register the resale of the Shares and evaluate the eligibility of the Holder to acquire the Shares, and the Holder shall promptly provide such information as may reasonably be requested.
(k)At any time during the period commencing from the six (6) month anniversary of the purchase of any Shares hereunder, if the Company fails to satisfy any condition set forth in Rule 144(c)(1) (a “Public Information Failure”) then, in addition to such Holder’s other available remedies, the Company shall pay to such Holder, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Shares, an amount in cash equal to two percent (2.0%) of the Exercise Amount(s) of such Holder’s Shares on the day of a Public Information Failure and on every 30th day (prorated for periods totaling less than 30 days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required for Holder to transfer the Shares pursuant to Rule 144. The payments to which a Holder shall be entitled pursuant to this Section 7(k) are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred and (ii) the third (3rd) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. Nothing herein shall limit such Holder’s right to pursue actual damages for the Public Information Failure, and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.
(l)To the extent permitted by law, the Company shall indemnify each Holder and each person, individual, corporation, limited liability company, partnership or trust (“Person”) controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which any registration that has been effected pursuant to this Agreement, against all claims, losses, damages and liabilities (or action in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 7(n) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus, any amendment or supplement thereof, or other document incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, or any violation by the Company of any rule or regulation promulgated by the Securities Act applicable to the Company and relating to any action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each Holder and each Person controlling such Holder, for reasonable and documented legal and other out-of-pocket expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred; provided that the Company will not be liable in any such case to the extent that any untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder for use in preparation of any Registration Statement, prospectus, amendment or supplement; provided further, that the Company will not be liable in any such case where the claim, loss, damage or liability arises out of or is related to the failure of such Holder to comply with the covenants and agreements contained in this Agreement respecting sales of Shares.
(m)Each Holder will severally, and not jointly, indemnify the Company, each of its directors and officers, and each Person who controls the Company within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 7(n) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus, or any amendment or supplement thereof, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and will reimburse the Company, such directors and officers, and each Person controlling the Company for reasonable and documented legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred, in each case to the extent, but only to the extent, that such untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Holder for use in preparation of any Registration Statement, prospectus, amendment or supplement. Notwithstanding the foregoing, a Holder’s aggregate liability pursuant to this Section 7(m) and Section 7(o) shall be limited to the net amount actually received by the Holder from the sale of its Shares.
(n)Each party entitled to indemnification under this Section 7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party (at its expense) to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld, conditioned or delayed), and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, unless such failure is materially prejudicial to the Indemnifying Party in defending such claim or litigation. An Indemnifying Party shall not be liable for any settlement of an action or claim effected without its written consent (which consent will not be unreasonably withheld, conditioned or delayed). No Indemnifying Party, in its defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.
(o)If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
(p)Each Investor agrees that, prior to the Maturity Date (as defined in the Revenue Interest Purchase Agreement), neither it nor any of its controlled Affiliates will knowingly lend any Shares to a third party for purposes of a covering such third party’s short position in the Common Stock.
Section 8Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) at the time of transmission if sent by facsimile or e- mail (with confirmation of transmission); or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses indicated below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7).

If to the Investors	Infinity SA LLC c/o Oberland Capital Management LLC 1700 Broadway, 37th Floor New York, NY 10019 Attention: Kristian Wiggert Telephone: (202) 257-5850 Email: kwiggert@oberlandcapital.com
If to the Company	ImmunityBio, Inc. 3530 John Hopkins Court San Diego, CA 92121 Attention: David C. Sachs Email: David.Sachs@Immunitybio.com
Section 9Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.
Section 10Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. The Company may not assign (including through a merger) or transfer any of its rights or obligations under this Agreement without the prior written consent of the Holders. A Holder may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Company, except that a Holder may assign any of its rights or obligations under this Agreement (i) to any Affiliate of a Holder or any fund or investment vehicle managed by a Holder or an Affiliate of a Holder or under common management with a Holder, and (ii) after the occurrence and during the continuance of a Put Option Event (as defined in the Revenue Interest Purchase Agreement), to any Person. Any assignment or transfer in violation of this Section 10 shall be null and void ab initio.
Section 11No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.
Section 12Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 13Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Company and the Holders. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 14Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 15Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in New York City, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 16Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party certifies and acknowledges that (a) no representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action; (b) such Party has considered the implications of this waiver; (c) such Party makes this waiver voluntarily; and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 16.
Section 17Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together be deemed to be one and the same agreement. This Agreement may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com), each of which will have the same legal effect as delivery of an original signed copy of this Agreement.
Section 18No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase and Option Agreement on the Execution Date.

TPC INVESTMENTS II LP

By:	/s/ David Dubinsky
Name:	David Bubinsky
Title:	Authorized Signatory

TPC INVESTMENTS III LP

By:	/s/ David Dubinsky
Name:	David Bubinsky
Title:	Authorized Signatory

TPC INVESTMENTS SOLUTIONS LLC

By:	/s/ David Dubinsky
Name:	David Bubinsky
Title:	Authorized Signatory

TPC INVESTMENTS SOLUTIONS CO- INVEST LP

By:	/s/ David Dubinsky
Name:	David Bubinsky
Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase and Option Agreement on the Execution Date.

IMMUNITYBIO, INC.,
a Delaware Corporation

By:	/s/ David Sachs
Name:	David Sachs
Title:	Chief Financial Officer
[Signature Page to Stock Purchase and Option Agreement]